                                                                       EXHIBIT 8

        [Letterhead of Womble Carlyle Sandridge & Rice appears here]

July 18, 1996

Regional Acceptance Corporation
3004 South Memorial Drive
Greenville, NC 27834

Southern National Corporation
150 South Stratford Road
Winston-Salem, North Carolina 27104-4291

     Re: Certain Federal Income Tax Consequences of Merger Provided for in the Amended and Restated Agreement and Plan of Reorganization by and among Regional Acceptance Corporation and Southern National Corporation Dated as of May 30, 1996 (the "Agreement"); capitalized terms herein have the meaning attributed to them in the Agreement

Gentlemen:

     We have acted as counsel to Southern National Corporation ("SNC") and to SNC Acquisition Corp., a North Carolina corporation formed as a wholly-owned, transitory subsidiary of SNC for the purpose of effecting the Merger ("SNC Acquisition"), in connection with a proposed transaction (the "Merger") in which Regional Acceptance will become a wholly-owned subsidiary of SNC, and the shareholders of Regional Acceptance (except for any dissenting Regional Acceptance shareholders) will become shareholders of SNC.

     Regional Acceptance will become a subsidiary of SNC through the Merger of SNC Acquisition into Regional Acceptance pursuant to North Carolina law. In the Merger, each outstanding share of Regional Acceptance Common Stock is to be converted into a predetermined number of shares of SNC Common Stock, plus cash in lieu of fractional shares. Regional Acceptance shareholders are entitled to dissenters' rights with respect to the Merger. Each outstanding share of SNC Acquisition stock will be converted into one share of Regional Acceptance Common Stock in the Merger. Regional Acceptance Common Stock is the only class of Regional Acceptance stock outstanding.

     You have requested our opinion concerning certain federal income tax consequences relating to the Merger. In giving this opinion, we have reviewed the Agreement, the Registration Statement on Form S-4 filed by SNC under the Securities Act of 1933 relating to the shares of SNC Common Stock to be issued in the Merger (the "S-4"), and such other documents as we have considered necessary. In addition, we have been provided with certificates dated July 17, 1996 (the "Tax Certificates") in which officers of Regional Acceptance and officers of SNC make certain representations on behalf of Regional Acceptance and SNC regarding the Merger. We assume those representations to be not only statements of the signers' best information, but also currently true statements of fact and statements of fact that will be true at the Effective Date, and we rely thereon in rendering this opinion. We also assume that the Merger will be consummated in accordance with the Agreement.

     On the basis of the foregoing, we are of the opinion that (under existing law) for federal income tax purposes:

          a. The Merger will constitute a "reorganization" within the meaning of
     Section 368(a) of the Code.

          b. No gain or loss will be recognized by SNC Acquisition or Regional Acceptance by reason of the Merger.

          c. No gain or loss will be recognized by the shareholders of Regional Acceptance upon the exchange of Regional Acceptance Common Stock solely for shares of SNC Common Stock in the Merger.

          d. A shareholder who receives cash in lieu of a fractional share of SNC Common Stock will recognize gain or loss as if the fractional share has been received and then redeemed for cash.

          e. The aggregate tax basis of the shares of SNC Common Stock received (including any fractional share interest deemed received) by shareholders who exchange all of their shares of Regional Acceptance Common Stock solely for shares of SNC Common Stock in the Merger will be the same as the aggregate tax basis of the shares of Regional Acceptance Common Stock surrendered in exchange therefor.

          f. The holding period of the shares of SNC Common Stock received in the Merger (including any fractional share interest deemed received) will include the period during which the shares of Regional Acceptance Common Stock surrendered in exchange therefor were held, provided such shares of Regional Acceptance Common Stock were held as capital assets at the Effective Date.

     This opinion is limited to the effect of the income tax laws of the United States of America and we express no opinion as to the laws of any jurisdiction other than the United States of America. We express no opinion as to the United States tax treatment of Regional Acceptance shareholders who are not United States citizens or residents for federal tax purposes. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The shares of Regional Acceptance Common Stock and the shareholders referred to herein do not include any stock rights, warrants or options to acquire Regional Acceptance Common Stock or holders thereof. With respect to the shares of Regional Acceptance Common Stock issued in the acquisitions of the Insurance Companies as described in Section 5.9(f) of the Agreement and holders to the extent thereof, the foregoing opinions assume that such shares are not issued pursuant to the plan of reorganization between SNC and Regional Acceptance for federal tax purposes, but rather are issued in independent transactions, and that the shareholders of those Insurance Companies become Regional Acceptance shareholders for all federal tax purposes.

     The references to Code Sections and other authority above are not intended to be complete citations of all relevant authority. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

     The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied on by any other person or entity other than the addresses of this letter and the shareholders of Regional Acceptance or used for any other purpose. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, except as otherwise required by law.

     We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under the captions "Summary -- The Merger -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences of the Merger" therein. In giving this consent, we do not admit that we are within the category of person whose consent is required by section 7 of the Securities Act of 1933 or the rule and regulations promulgated thereunder by the Securities and Exchange Commission.

                                         Sincerely,

                                         Jasper L. Cummings, Jr.